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                                                                    EXHIBIT 12-3

               THE DETROIT EDISON COMPANY AND SUBSIDARY COMPANIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  AND PREFERRED AND PREFERENCE STOCK DIVIDENDS


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
                                                           Year Ended December 31
                                               ----------------------------------------------
                                                    1995            1994            1993
                                               --------------  --------------  --------------
                                               (Thousands, except for ratio and percent)
Net income ..................................    $  433,651      $  419,909      $  521,903
                                                 ----------      ----------     -----------

Taxes based on income:
 Current income taxes .......................       220,730         169,381         217,363
 Deferred taxes - net .......................        78,817         110,243          99,801
 Investment tax credit adjustments - net ....       (16,294)        (12,826)        (14,227)
 Municipal and state ........................         2,627           2,566           3,373
                                                 ----------      ----------     -----------
     Total taxes based on income ............       285,880         269,364         306,310
                                                 ----------      ----------     -----------

Fixed charges:
 Interest on long-term debt .................       275,599         273,763         325,194
 Amortization of debt discount, premium
   and expense ..............................        11,312          10,832           9,114
 Other interest .............................         9,666          11,170           4,928
 Interest factor of rents ...................        29,000          28,000          29,200
                                                 ----------      ----------     -----------
     Total fixed charges ....................       325,577         323,765         368,436
                                                 ----------      ----------     -----------

Earnings before taxes based on income
 and fixed charges ..........................    $1,045,108      $1,013,038      $1,196,649
                                                 ==========      ==========      ==========

Preferred and preference stock
 dividends ..................................    $   27,737      $   29,640      $   30,837
Dividends meeting requirement of
 IRC Section 247 ............................         3,870           3,870           4,383
Percent deductible for income tax purposes ..         40.00%          40.00%          40.00%
Amount deductible ...........................         1,548           1,548           1,753
Amount not deductible .......................        26,189          28,092          29,084
Ratio of pretax income to net income ........          1.66            1.64            1.58
Dividend factor for amount not deductible ...        43,474          46,071          45,953
Amount deductible ...........................         1,548           1,548           1,753
                                                 ----------      ----------     -----------
     Total preferred and preference stock
      dividend factor .......................        45,022          47,619          47,706
     Total fixed charges ....................       325,577         323,765         368,436
                                                 ----------      ----------     -----------
     Total fixed charges and preferred
      and preference stock dividends ........    $  370,599      $  371,384      $  416,142
                                                 ==========      ==========      ==========

Ratio of earnings to fixed charges and
 preferred and preference stock
 dividends ..................................            2.82          2.73            2.88
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